Exhibit 10.1

Final Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 21st day of December, 2019 (the “Execution Date”), but to be effective as of December 22, 2019 (the “Effective Date”), between Flotek Industries, Inc., a Delaware corporation (the “Company”), and John Gibson (“Employee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on December 31, 2024 (such period is referred to herein as the “Initial Term” and the last day of the Initial Term is referred to herein as the “Initial Term Expiration Date”), unless terminated earlier as set forth herein. Thereafter, the term of this Agreement shall continue from year to year, subject to termination by notice (a “Non-Renewal Notice”) given by either party to the other at least ninety (90) days prior to the commencement of such renewal year (each a “Renewal Term” and, together with the Initial Term, or such lesser period in the event of termination of Employee’s employment prior to the Initial Term Expiration Date or the last day of a Renewal Term pursuant to the provisions of Section 4 of this Agreement, the “Employment Period”). For the avoidance of doubt, the Company’s timely delivery of a Non-Renewal Notice will result in the expiration of the Employment Period upon conclusion of, as applicable, the Initial Term or a Renewal Term, but such delivery of a Non-Renewal Notice by the Company will not result in a termination of Employee’s employment with the Company and Employee’s employment with the Company will continue after the end of the Employment Period on an “at-will” basis, unless the Company otherwise provides in the Non-Renewal Notice, with such employment to continue on terms other than those provided in this Agreement.

2. Position and Duties.

(a) During the portion of the Employment Period beginning January 6, 2020, Employee shall serve as the Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer and President of the Company and shall be responsible for such duties as are commensurate with Employee’s positions, as reasonably and lawfully prescribed by the Board. As Chief Executive Officer and President, Employee will report directly to the Board and, from and after January 6, 2020, will work in the Company’s Houston office.

(b) Employee shall devote his reasonable best efforts and his full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, it shall not be considered a violation of this Agreement for Employee to continue to serve on the boards of directors or similar body of, or as an advisor to, the public and private for-profit businesses and enterprises that are set forth in Schedule 1, attached hereto, or any professional, civic, trade association, charitable, community, religious or other types of organization, in each such case, on which he is serving on the Execution Date or to continue to serve, in an unpaid capacity, as an

Honorary Consular Officer for the Republic of Kazakhstan in the United States, in accordance with all applicable United State Department of State requirements. In addition, it shall not be considered a violation of this Agreement for Employee to (i) engage in or serve such additional professional, civic, trade association, charitable, community, religious or similar types of organizations or speaking engagements as Employee may select; (ii) serve, with the consent of the Chairman of the Compensation Committee of the Board, on the board of directors, advisory committee or similar body of other public or private for-profit businesses or enterprises, in addition to those set forth in Schedule 1, attached hereto, or engage in other business activities; and (iii) attend to Employee’s personal matters and finances; so long as such services and activities described in (i) through (iii) do not significantly interfere with the performance of Employee’s responsibilities as the Chairman of the Board and Chief Executive Officer and President of the Company.

3. Base Salary, Equity Award and Benefits.

(a) Employee’s annual base salary shall initially be $500,000 (the “Base Salary”). The Base Salary shall be payable in approximately equal installments throughout the year in accordance with the Company’s general payroll practices with respect to executive officers and shall be subject to all required or otherwise authorized withholding. The amount of the Base Salary may not be decreased without the written consent of Employee, but may be increased and any subsequent increase in the amount of the Base Salary shall be determined at the sole discretion of the Compensation Committee of the Board. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b) During the Employment Period, Employee shall be eligible to participate in such other compensation, employee benefit and executive perquisite plans, programs, policies and arrangements that the Company makes available to Employee from time to time.

(c) On the Effective Date, and pursuant to a Stand-Alone Restricted Stock Unit Award Agreement, the Compensation Committee shall grant to Employee 570,000 restricted stock units, each of which will represent a right to receive and be paid one share of the Company’s common stock, $0.0001 par value per share (the ”Company’s Common Stock”), on the date such restricted stock unit vests (the “Restricted Stock Units”). The stock-settled Restricted Stock Units will be subject to the provisions of the Stand-Alone Restricted Stock Unit Award Agreement, substantially in the form attached hereto as Exhibit A, that will provide for annual vesting over a five (5) year period, with 20 percent (20%) vesting on each of the five (5) anniversaries of the Effective Date, provided that Employee has remained continuously employed by the Company from the Effective Date through the applicable vesting date.

(d) During the Employment Period, Employee shall be eligible for annual bonuses, beginning with the calendar year 2020, in accordance with the management incentive plan (the “MIP”) of the Company, pursuant to such terms as shall be established from time to time by the Compensation Committee of the Board. Employee’s target bonus percentage for the 2020 MIP shall be 100% of the amount of the Base Salary, and Employee’s maximum bonus percentage potential for the 2020 MIP shall be 200% of the amount of the Base Salary.

(e) As a material inducement to Employee accepting employment with the Company and entering into this Agreement, Employee shall be eligible for an initial long-term incentive award comprised of the following and the Restricted Stock Units described in Section 3(c):

(i) On the Effective Date, and pursuant to a Stand-Alone Time-Based Stock Option Award Agreement, substantially in the form attached hereto as Exhibit B, the Compensation Committee shall grant to Employee an option to purchase up to one million (1,000,000) shares of the Company’s Common Stock from and after the date Employee’s rights under the option vests until the date such option terminates (the “Time-Based Option”). The Time-Based Option will be subject to the provisions of the Stand-Alone Time-Based Stock Option Award Agreement that will provide, among other requirements, that (A) the exercise price of the option will be equal to Closing Price of the Company’s Common Stock on the principle securities exchange on which the Company’s Common Stock is traded on the last trading day immediately preceding the Effective Date, and (B) Employee’s rights to purchase shares of the Company’s Common Stock under the Time-Based Option vest at the rate of 20 percent (20%) per year over a five (5) year period beginning on the Effective Date so long as Employee remains continuously employed by the Company from the Effective Date through the applicable vesting date. For purposes of this Agreement, the term “Closing Price” means the closing sale price of the Company’s Common Stock as reported on the principle securities exchange on which the Company’s Common Stock is traded on the Execution Date.

(ii) On the Effective Date, and pursuant to the Stand-Alone Performance-Based Stock Option Award Agreement, the Compensation Committee shall grant to Employee an option to purchase up to two million (2,000,000) shares of the Company’s Common Stock through December 31, 2026, if, but only to the extent that, Employee’s rights under the option vest (the “Performance-Based Option”). The Performance-Based Option will be subject to the provisions of the Stand-Alone Performance-Based Stock Option Award Agreement that will provide, among other requirements, that (A) the exercise price of the option will be equal to the Closing Price of the Company’s Common Stock on the principle securities exchange on which the Company’s Common Stock is traded on the last trading day immediately preceding the Effective Date, and (B) the vesting of Employee’s rights to purchase shares of the Company’s Common Stock under the Performance-Based Option will be determined based upon the performance-based vesting schedule attached hereto in Schedule 2.

The Company covenants and agrees to take all actions reasonably necessary to ensure the awards described in this Section 3(e) and in Section 3(c) qualify as “inducement” grants, including, without limitation, disclosing in a qualifying press release the material terms of the awards and the number of shares covered by the awards, and preparing and timely filing with the Securities and Exchange Commission the required Form S-8.

(f) Employee is eligible, but not obligated, to purchase from the Company during the 90 day period following the Effective Date up to the lesser of: (i) 0.99% of the number of shares of Company Common Stock outstanding immediately before such issuance, and (ii) $500,000 of the Company’s Common Stock, in each case, at the then current market price of the Company’s Common Stock on the date or dates of purchase, as determined by the Compensation Committee of the Board.

(g) The Company shall reimburse Employee for all reasonable expenses incurred in the course of performing duties under this Agreement which are consistent with the Company’s policies in effect with respect to travel, entertainment and other business expenses pursuant to applicable Treasury Regulations.

(h) Employee shall be eligible for vacation in accordance with Company policies, with a minimum of six (6) weeks’ vacation during each calendar year in the Employment Period.

(i) The Company agrees to pay or reimburse Employee for the reasonable attorney’s fees and related expenses incurred by Employee in connection with the drafting, negotiation and execution of this Agreement and the award agreements and related documents referenced in this Section 3, not to exceed $35,000.

4. Employment Term and Termination.

(a) At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will”, and, as a result, either Employee or the Company may terminate Employee’s employment (and the Employment Period) at any time and for any reason, with or without Cause or Good Reason, after notice as required by this Agreement. The Employment Period shall continue until terminated upon the earlier of (i) Employee’s death or following a Disability, (ii) the Initial Term Expiration Date or the last day of a Renewal Term, if a Non-Renewal Notice is timely provided by the Company or Employee in accordance with the provisions of Section 1, (iii) the termination by the Company of Employee’s employment, with or without Cause, or (iv) Employee’s resignation, with or without Good Reason.

(b) Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death during the Employment Period. Either the Company or Employee may terminate Employee’s employment in the event of Employee’s Disability during the Employment Period. Employee agrees, in the event of a dispute regarding a Disability determination, to submit to a physical examination by a licensed physician who is mutually and reasonably agreeable to the Company and Employee. To the extent that this paragraph is in conflict with the Americans with Disabilities Act or any other provision of applicable federal, state or local law, rule or regulation, such law, rule or regulation shall control. The term “Disability” shall mean the absence of Employee from Employee’s full-time duties with the Company for 90 consecutive days or for a total of 120 days in any twelve (12)-month period, in either case, as a result of incapacity due to mental or physical illness, or, in the event the Company has a long-term disability insurance policy covering Employee that insures against “permanent disability”, the term “Disability” shall have the meaning ascribed to such term under such policy.

(c) By the Company. The Company may terminate Employee’s employment with the Company during the Employment Period for Cause or without Cause or by delivery of a Non-Renewal Notice (though pursuant to Section 1 of this Agreement, the Company providing Employee with a Non-Renewal Notice, by itself, shall not cause a termination of Employee’s employment with the Company and his employment thereafter shall be “at-will”).

(d) Resignation by Employee. Employee may terminate his employment with the Company at any time during the Employment Period for Good Reason or upon five (5) weeks’ advance notice to the Company without Good Reason or by delivery of a Non-Renewal Notice.

(e) Termination of Offices and Board Memberships. Upon termination of Employee’s employment for any reason, unless otherwise expressly specified in a written agreement between Employee and the Board, Employee shall be deemed to have resigned from all offices, board memberships, and other employment or managerial positions then held with the Company and all of its affiliates, if any, and shall take all actions reasonably requested by the Company to evidence or effectuate the foregoing.

(f) Termination Date. The date on which Employees’ employment is terminated is referred herein as the “Termination Date.”

5. Obligations of the Company upon Termination.

(a) Payment of Accrued Obligations. If Employee’s employment with the Company terminates for any reason, the Company will pay to Employee (or Employee’s estate in the case of Employee’s death) in accordance with the Company’s general payroll practices with respect to Employee officers, (i) the aggregate amount of Employee’s earned but unpaid Base Salary through the Termination Date; (ii) any accrued but unused vacation/time off to the extent required under applicable law; (iii) reimbursement for all incurred but unreimbursed expenses to the extent Employee is entitled to be reimbursed; and (iv) any other earned but unpaid compensation, if applicable, as of the Termination Date.

(b) Additional Obligations as a Result of Death or Disability. If Employee’s employment is terminated as a result of Employee’s death or Disability during the Employment Period, and provided that Employee (or Employee’s estate’s executor or administrator, in the case of Employee’s death) timely signs and delivers to the Company a Confidential Severance and Release Agreement in a reasonable and customary form as provided by the Company (a “Release Agreement”) that becomes non-revocable prior to the 60th day following the Termination Date (such 60th day being referred to as the “Release Date”), all unvested equity awards held by Employee that vest solely as a result of the performance of service by Employee over a period of time will become fully vested on the Release Date, and Employee’s rights to all unvested equity awards that vest in whole or in part as a result of the achievement of a performance goal will vest on the Release Date only to the extent such performance goals have become satisfied as of the Termination Date.

(c) Additional Obligations for Termination by the Company without Cause or by Employee for Good Reason. Except as otherwise provided in Section 5(d), if Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason during the Employment Period, and provided that Employee timely signs and delivers to the Company a Release Agreement that becomes non-revocable prior to the Release Date, (i) all unvested equity awards held by Employee that vest solely as a result of the performance of service by Employee over a period of time will become fully vested on the Release Date and Employee’s rights to all unvested equity awards that vest in whole or in part as a result of the achievement of a performance goal will vest on the Release Date only to the extent such performance goals have become satisfied as of the Termination Date, and (ii) the post-termination exercise period with respect to any vested stock options shall be until the earlier of: (A) 1,095 days (approximately 36 months) from the Termination Date and (B) the tenth (10th) anniversary of the date the applicable stock option was granted to Employee.

(d) Additional Obligations for Termination by the Company without Cause or by Employee for Good Reason, following a Change of Control. Notwithstanding the provisions of Section 5(c), if Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason during the Employment Period and within twenty-four (24) months following a Change of Control, and provided that Employee timely signs and delivers to the Company a Release Agreement that becomes non-revocable prior to the Release Date, (i) Employee shall be entitled to receive severance compensation equal to the sum of the amount of Employee’s then effective annual Base Salary plus the amount of Employee’s Target Bonus for purposes of the MIP in effect for the year in which the Change of Control occurs (or the prior year if Employee is not granted a Target Bonus for purposes of the MIP for the year in which the Change of Control occurs) (in each such case, determined regardless of the actual results of the Company for the applicable year), which amount shall be paid on the Release Date unless otherwise provided in Section 5(h) and (ii) all unvested equity awards held by Employee that vest solely as a result of the performance of service by Employee over a period of time will immediately vest at the effective time of the Change of Control (however, any such equity awards that are stock options or stock appreciation rights will be cashed out at the price the Company’s stockholders would otherwise receive in the Change of Control transaction), and Employee’s rights to all unvested equity awards that vest in whole or in part as a result of the achievement of a performance goal will vest on the Release Date only to the extent such performance goals have become satisfied as of or as a result of the Change of Control, provided, however, that for purposes of determining the vesting percentage of the Performance-Based Option the price the Company’s stockholders would otherwise receive in the Change of Control transaction will be deemed to have been achieved over a 20-day consecutive trading day period during the performance period of January 1, 2020, through December 31, 2024, for all purposes of the award. For purposes of this Agreement, the term “Change of Control” has the meaning set forth in the Company’s 2018 Long-Term Incentive Plan.

(e) Benefit Continuation Through End of Initial Term.

(i) If Employee’s employment is terminated during the Initial Term, and prior to the Initial Term Expiration Date, for any reason, and if immediately prior to that Termination Date Employee (and, if applicable, his spouse and/or other dependents) is an active participant in one or more of the Company provided group health plans (collectively, the “Group Health Plan”) the Company will allow Employee and such other dependents covered by the Group Health Plan to continue coverage under the Group Health Plan through December of 2024 for payment of an amount equal to the premium then charged by the Group Health Plan for comparable continuation coverage under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If at any time prior to January 1, 2025, for any reason, the Company is unable to allow Employee and/or his dependents described above to continue to participate in the Group Health Plan, or if the Group Health Plan is terminated or no longer available, then the Company will purchase for Employee (or Employee’s spouse in the case of Employee’s death) an individual policy of comparable coverage for Employee and his dependents described above (or only such dependents in the case of Employee’s death) and the premium rates charged to Employee or his spouse shall be equal to the premium then charged by the Group Health Plan for comparable COBRA continuation coverage (or, if the Group Health Plan is terminated, the last such premium rate charged). The parties acknowledge that Employee has agreed to the reduced levels of severance benefits and bonus potential provided under this Agreement in exchange for the Company’s promise to provide to Employee and his dependents described above continued group health plan coverage that was provided to him during his employment through the last day of the Initial Term.

(ii) If Employee’s employment is terminated during the Initial Term, and prior to the Initial Term Expiration Date, as a result of (i) Employee’s death or Disability, (ii) a termination by the Company without Cause or (iii) a termination by Employee for Good Reason (irrespective of whether such termination for Good Reason occurs after a Change of Control), the Company will reimburse Employee (or his spouse in the case of Employee’s death) for the full amount of the premiums he or she pays for COBRA continuation coverage or any other coverage provided under the Group Health Plan through December of 2024. Any reimbursements by the Company to Employee or Employee’s spouse required under this Section 5(e)(ii) shall be made on the last day of the month Employee or Employee’s spouse, as applicable, pays the amount required for such coverage, unless otherwise provided in Section 5(h).

(f) Limitation on Obligations of the Company. Notwithstanding anything to the contrary herein contained, except to the extent required by law, the Company shall not be required to pay any amounts or provide any benefits under this Section 5 or elsewhere in this Agreement if Employee is in breach of any of his obligations under this Agreement or any other agreement with the Company, including without limitation, all employee policies of the Company and any obligation relating to the treatment of Company confidential information and any non-compete obligation.

(g) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” shall mean (A) Employee’s failure to substantially perform one or more of Employee’s essential duties and obligations to the Company or its affiliates (other than any such failure resulting from a Disability) which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 60 days) after receipt of written notice from the Company; (B) Employee’s refusal or failure to comply with the reasonable and legal directives of the Board after written notice from the Board describing Employee’s failure to comply and, if such failure is remediable, Employee’s failure to remedy same within 21 days of receiving written notice; (C) any act of personal dishonesty, fraud or misrepresentation taken by Employee which was intended to result in or resulted in substantial gain or personal enrichment of Employee at the expense of the Company; (D) Employee’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (E) Employee’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company; (F) Employee’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on Employee’s working day, (G) Employee’s breach of any of his obligations under any written agreement with the Company (including without limitation this Agreement and any proprietary information and inventions assignment agreement with the Company) which, to the extent such breach is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 60 days) after receipt of written notice from the Company; or (H) Employee’s violation of a material policy of the Company which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company.

(ii) “Good Reason” shall mean and exist upon the occurrence of one of the following Company actions (unless Employee consents in writing to such action(s)): (A) a material reduction in Employee’s Base Salary to which Employee was entitled immediately prior to such reduction, (B) the relocation of the Company’s principal executive office or Employee’s principal place of performance of his duties and responsibilities under this Agreement to a location more than one hundred (100) miles from the then present location of such office or principal place of performance of duties, or (C) the Company’s breach of any of its obligations under this Agreement; provided, however, that (w) Employee must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of his intent to terminate employment based on such action(s), (x) the written notice must describe the event constituting Good Reason in reasonable detail, (y) the Company must be provided at least 30 days to cure or rectify the event, and (z) Employee must terminate his employment within 120 days of the initial occurrence of such action(s).

(h) Payments Shall Comply with Section 409A. Notwithstanding anything herein to the contrary, (i) to the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in a manner and at a time that complies with Section 409A; (ii) if, at the time Employee’s employment with the Company terminates, Employee is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of the commencement of any payments or benefits (or portions thereof) otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code or prevent such payment or benefit from constituting a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the payment or benefits shall be delayed to the earliest date required under Section 409A of the Code to the extent and amount necessary to comply with Section 409A of the Code, with such delayed payments to be accumulated and made in lump sum on the first business day following the earliest date permitted by Section 409A of the Code, (iii) for purposes of this Section 5, a termination of Employee’s employment occurs only if such termination constitutes a “separation from service” under Section 409A of the Code, and (iv) payments identified in Section 5 will be considered the right to a series of separate payments. Notwithstanding any other provision in the Agreement, the Company and Employee will cooperate in good faith to amend or modify the Agreement so that the payments under this Agreement qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the payments under the Agreement shall be exempt from or comply with Section 409A of the Code.

(i) Section 280G/4999.

(i) Notwithstanding anything contained in this Agreement to the contrary, (A) to the extent that any payment or distribution of any type to or for Employee by the Company, any affiliate of the Company, any acquirer who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such acquirer, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (B) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount Employee would receive, after all taxes, if Employee received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Employee’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Employee shall be subject to the Excise Tax. All determinations required to be made under this Section 5(i) shall be made by a nationally recognized accounting firm that is (i) not serving as accountant or auditor for the individual, entity or group effecting the Change in Control and (ii) agreed upon by the Company and Employee (the “Accounting Firm”), which shall provide detailed supporting calculations (which detailed supporting calculations shall include specific information about each Payment (including the amount of each Payment) and such other information as Employee shall reasonably request or need to make the determination required of Employee under this Section 5(i) both to the Company and Employee within thirty (30) business days after the Termination Date (or such earlier time as is requested by the Company) and an opinion to Employee that he has substantial authority not to report any Excise Tax imposed under section 4999 of the Code on his federal tax return with respect to the Payments (as eliminated or reduced, if applicable, under such initial determination). Any such determination by the Accounting Firm shall be binding upon the Company and Employee. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (C) hereof or rights under Section 5(e)), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies (other than rights under Section 5(e)), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(ii) It is possible that after the determinations and selections made pursuant to this Section 5(i) Employee will receive Payments that are, in the aggregate, either more or less than the amount provided under this Section 5(i) (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Employee shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such payment. In the event that it is determined

(i) by a court or (ii) by the Accounting Firm upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Employee, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of this Section 5(i) not been applied until the date of such payment.

6. Restrictive Covenants. As a condition to employment, Employee shall execute the Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement attached hereto as Exhibit C (the “Restrictive Covenants”). Any material breach (or threatened material breach) by Employee of his obligations under the Restrictive Covenants, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 6 shall survive the termination or cessation of Employee’s employment in accordance with their terms, irrespective of the reason for such termination or cessation. Employee shall disclose the restrictions set forth in this Section 6 to any subsequent employer or potential employer to the extent any such actual or potential employment could violate the terms hereof.

7. Representations. Employee hereby represents and warrants to the Company that: (i) Employee is entering into this Agreement voluntarily and that the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Employee’s entering into this Agreement and/or providing services to any Company Party pursuant to the terms of this Agreement, (iii) Employee has all requisite legal capacity, power and authority necessary to enter into, deliver and perform his obligations pursuant to this Agreement, and (iv) this Agreement has been duly authorized, executed and delivered by Employee, and this Agreement constitutes a valid and binding obligation of Employee enforceable against Employee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

8. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by a nationally recognized overnight delivery service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

If to Employee at Employee’s most recent address in the records of the Company

Notices to the Company:

Flotek Industries, Inc.

Attn: General Counsel

10603 W. Sam Houston Pkwy. N., Suite 300

Houston, Texas 77043

with a copy to:

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: Mark Young and Anthony Eppert

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by first class mail, three (3) days after so mailed.

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Complete Agreement. Except with respect to any proprietary information and inventions assignment agreement between the Company and Employee, this Agreement and the documents referenced herein embody with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company except by operation of law to Employee’s estate upon the death of Employee.

13. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14. Consent to Personal Jurisdiction. Subject to terms and conditions of Section 15, any suit, action or other proceeding arising out of or based upon this Agreement and any other agreement with the Company shall be brought solely and exclusively in the state courts of Harris County, Texas or the U.S. District Court for the Southern District of Texas, Houston Division.

15. Arbitration and Equitable Remedies. Employee agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.    The Company shall pay the legal costs and expenses of such arbitration; however, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration.

16. Cooperation. Employee will cooperate with all reasonable requests by the Company (or any other Company Party or affiliate thereof) for assistance in connection with any investigations or legal proceedings involving the Company (or any other Company Party or affiliate thereof), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed; provided, however, that the foregoing shall not apply to any investigation or legal proceeding involving disputes between Employee and the Company arising under this Agreement or any other agreement.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of such provision or any other provision of this Agreement.

18. Dodd Frank Act and Other Applicable Law Requirements. Employee agrees (a) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (b) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the first page hereof.

EMPLOYEE	FLOTEK INDUSTRIES, INC.

/s/ John W. Gibson, Jr.	/s/ David Nierenberg
John Gibson	David Nierenberg
Chairman of the Board of Directors

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

SCHEDULE 1

EMPLOYMENT AGREEMENT BY AND BETWEEN

FLOTEK INDUSTRIES, INC. AND JOHN GIBSON

Pursuant to Section 2(b) of the Employment Agreement by and between Flotek Industries, Inc. and John Gibson (“Employee”) dated the 21st day of December, 2019, but to be effective as of December 22, 2019, Employee may continue to serve on the boards of directors or similar body of, or as an advisor to, the following public and private for-profit businesses and enterprises:

1.	Orocobre Limited (ASX: ORE, TSX: ORL), a publicly traded company;

2.	BlueWare, Inc., a privately held company; and

3.	Senior Advisor to Tudor, Pickering, Holt & Co.

*    *    *    *    *

SCHEDULE 2

EMPLOYMENT AGREEMENT BY AND BETWEEN

FLOTEK INDUSTRIES, INC. AND JOHN GIBSON

Pursuant to Section 3(e)(ii)(B) of the Employment Agreement by and between Flotek Industries, Inc. and John Gibson (“Employee”) dated the 21st day of December, 2019, but to be effective as of December 22, 2019, and except as otherwise set forth in Section 5 of the Employment Agreement, the vesting schedule for the Performance-Based Option (as defined therein, and defined herein as the “Option”) is as follows:

1.

General Information. The Option is granted to Employee on December 22, 2019, and there are 2,000,000 shares of the Company’s common stock subject to the Option. The period during which the Option may vest runs from January 1, 2020, through December 31, 2024 (the ”Performance Period”). The concept is that the Option will vest, if at all, if and to the extent that the performance-based vesting requirement is satisfied.

2.

Performance-Based Vesting Requirement. In order for the performance-based vesting requirement to be satisfied, the Company’s common stock must achieve the below stated stock price for a 20-consecutive trading day period during the Performance Period.

Stock Price Hurdle	Percentage Vested*
$1.93	0% vested
$3.60	33% vested
$5.40	66% vested
$7.20	100% vested

*

Note: If the highest stock price achieved over a 20-day consecutive trading day period during the Performance Period is greater than $1.93 but less than $7.20, then the percentage of the Option that has vested with respect to such 20-day consecutive trading day period is determined using linear interpolation using the following formula:

Percentage Vested = (A times B) – C

where (i) A equals 18.48, (ii) B equals the average of the closing sale price of the Company’s Common Stock as reported on the principle securities exchange on which the Company’s Common Stock is traded for a period of 20 or more consecutive trading days during the Performance Period and (iii) C equals 33.08.

Provided, however, that for purposes of determining the percentage vested amount under the Option the price the Company’s stockholders would otherwise receive in a Change of Control transaction will be deemed to have been achieved over a 20-day consecutive trading day period during the Performance Period for all purposes of the award.

Once a percentage of the Option becomes vested pursuant to the foregoing requirement, any later downward volatility in the stock price of the Company’s common stock will cause no change to the percentage vested (i.e., once it vests, it always remains so vested).

3.

Expiration Date and Post-Termination Exercise Period. The Option shall expire if not exercised on or prior to December 31, 2026. If Employee’s employment with the Company is terminated for any reason, then Employee’s post-termination exercise period within which he must exercise the vested portion of the Option shall be until December 31, 2026.

Example 1: Employee’s employment with the Company terminates on January 30, 2025. Employee must exercise the vested portion of the Option, if at all, on or before December 31, 2026. Effective January 1, 2027, any vested and unexercised Option shall expire.

Example 2: Employee’s employment with the Company terminates on November 1, 2026. Employee only has two months within which to exercise the vested portion of the Option. Effective January 1, 2027, any vested and unexercised Option shall expire.

*    *    *    *    *

EXHIBIT A

EMPLOYMENT AGREEMENT

BY AND BETWEEN

FLOTEK INDUSTRIES, INC. AND JOHN GIBSON

Stand-Alone Restricted Stock Unit Award Agreement

[Attach a copy]

(See Exhibit 10.2 to this Form 8-K)

EXHIBIT B

EMPLOYMENT AGREEMENT

BY AND BETWEEN

FLOTEK INDUSTRIES, INC. AND JOHN GIBSON

Stand-Alone Time-Based Stock Option Award Agreement

[Attach a copy]

(See Exhibit 10.3 to this Form 8-K)

EXHIBIT C

EMPLOYMENT AGREEMENT

BY AND BETWEEN

FLOTEK INDUSTRIES, INC. AND JOHN GIBSON

Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement

[Attach a copy]

CONFIDENTIALITY, INTELLECTUAL PROPERTY ASSIGNMENT, AND

RESTRICTIVE COVENANTS AGREEMENT

This Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement (“Agreement”) is entered into between Flotek Industries, Inc., on behalf of itself, its parent, and any affiliate that Employee becomes employed with, provides services to, or has material involvement with through Confidential Information (as defined below) or otherwise (collectively, the “Company”) and the undersigned individual whose name appears on the last page of the Agreement as the employee (“Employee”), collectively referred to as the “parties.”

WHEREAS, the Company develops, manufactures, and delivers prescriptive chemistry-based technology and related services, including specialty and commodity chemicals to clients in the energy (e.g. oil and gas), industrial cleaning, and agricultural industries around the world (the Company’s “Business” or “line of business”) and seeks to employ or continue to employ, Employee, in a position of trust and confidence within its Business. In consideration of Employee’s employment by the Company and the mutual promises made herein, the sufficiency of which is agreed to by the parties as adequate and binding consideration, the parties agree as follows:

1. Position of Trust. Employee represents that Employee is not subject to any contract or other legal obligation that would prohibit employment with the Company or the performance of Employee’s assigned duties as an employee of the Company. During employment, Employee will: remain loyal to the Company, promptly notify the Company in writing of any business opportunities related to the Company’s Business, avoid any conduct that would not comply with the restrictive covenants in Section 4 (except where an act is authorized as part of Employee’s duties for the Company and undertaken for its benefit), not bring, transfer, or use any non-public, confidential information or trade secret information owned by or originating from third parties, including those owned by or originating from Employee’s former employers, to the Company, and comply with any applicable conflict of interest or other internal policies. In reliance upon the covenants made by Employee in this Agreement, the Company will provide Employee with access to portions of Confidential Information, and may also provide specialized training related to the Company’s Business and the opportunity to develop relationships with the Company’s employees, business contacts (customers, suppliers, vendors, consultants, and others) and agents for the purpose of developing goodwill to benefit the Company. Employee stipulates that the foregoing would give Employee an unfair competitive advantage if Employee’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement.

2. Disclosure and Use of Confidential Information; Documents

2.1. In this Agreement “Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible and in electronic or paper format) related to the Company’s Business that Employee acquires as a result of employment with the Company related to the Business and that the Company has not made public or authorized public disclosure of, provided that the information is not readily available (through proper means) to the public or persons outside the Company who have no obligation to keep the information confidential. By way of illustration and not limitation, the following will qualify as Confidential Information:

•	Customer lists and records of customers and customer contact information, as well as customer communications, customer contract terms, and historical transaction data;

Employee Initials:

•	Supplier lists and records of suppliers and supplier contact information, as well as supplier communications, supplier contract terms, and historical transaction data;

•	Contract terms with vendors and suppliers, and analysis of vendor and supplier business opportunities;

•	Notes, notebooks, reports, data, test results, diagnoses, and conclusions;

•	Bids, proposals, recommendations, prescriptions quotes, requests for proposal, and related analysis;

•	Financial and accounting records and analysis, and related non-public data regarding the Company’s financial performance;

•	Business plans and strategies, supply chain, distribution channels, operations, logistics, forecasts and analysis;

•	Samples of products, including products that are commercialized or under development;

•

Non-public, intellectual property information relating to patents, trademarks, copyright, and trade secrets, including inventions, ideas, discoveries, modifications, improvements, and technological innovations (whether patentable or unpatentable), originally created and/or customized software (including but not limited to features, specifications, and source code), blueprints, design details and specifications, formulas, chemical composition of products, and research and development information regarding products and services of the Company;

•	Business methods, procedures, processes, know how, systems, and innovations used by the Company;

•	Sales plans, marketing plans, research and analysis;

•	Unpublished pricing information, and underlying pricing related variables such as costs, volume discounting options, and profit margins;

•	Joint venture, partnership, and business (stock and asset) sale and acquisition opportunities and related analysis;

•	Management analysis of the Company’s resources and properties (such as personal property, real property, intellectual property, and technology);

•	Third Party Confidential Information as defined below; and

•	Any other information related to the Company’s Business that is so-designated as Confidential Information,

and should be presumed to be Confidential Information absent clear and convincing evidence to the contrary.    Due to its special value and utility as a compilation, a confidential compilation of information will remain protected even if individual items of information in it are public or otherwise readily available. Authorized disclosure of Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Employee acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. If Employee is not a supervisor or management employee, information Employee lawfully acquires about wages, hours, or other terms and conditions of employment will not be treated as or considered Confidential Information when used for purposes protected by the National Labor Relations Act

Employee Initials:

(“NLRA”). Under the NLRA, employees who are not in a supervisor or management role have a right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities.

2.2. Employee will keep all Confidential Information in strict confidence and will not use or disclose it for any purpose other than the performance of Employee’s duties or as provided for in Section 16 below or otherwise compelled by law. If Employee loses or makes an unauthorized disclosure of Confidential Information, Employee shall immediately notify the Company of this event and use his/her best efforts to recover or cooperate in recovering the Confidential Information. These obligations shall apply during employment and for so long thereafter as the information qualifies as Confidential Information under this Agreement; provided, however, that if a time limitation is required on the post-employment restrictions applicable to Confidential Information that does not qualify as a trade secret, then such restrictions shall be limited to a period of three years following the termination of Employee’s employment, and trade secret information will remain protected for as long as it qualifies as a trade secret under applicable law. Information entrusted to the Company by third parties in confidence that Employee has access to in the course of Employee’s employment (“Third Party Confidential Information”) shall be handled in accordance with the agreements under which it is entrusted to the Company and treated like Confidential Information, unless different treatment is authorized by the Company. In the event Employee is served with a subpoena, court order or similar legal mandate requiring the disclosure of Confidential Information or Third Party Confidential Information, Employee will provide the Director of Human Resources and/or the Chief Administrative Officer of the Company with reasonable notice and opportunity to intervene and protect the Company’s Confidential Information or Third Party Confidential Information, prior to disclosure unless such notice is prohibited by law.

2.3. Confidential Information shall be treated as the property of the Company. Employee agrees that in addition to Confidential Information all other correspondence; notes; records; drawings; memoranda; files; specifications; training and servicing manuals; customer lists; personnel lists or files; mailing or contact lists; notes and records regarding the Company’s ideas, inventions, patents, trademarks, trade secrets, copyrightable works, and other intellectual property; computer software; computer programs and computer files; or other documents or programs that were compiled by or available to Employee while employed or any copies or any other documents that contain or otherwise reflect such information (“Company Records”) shall be the property of the Company. To the extent Employee retains rights of ownership and/or control in Confidential Information, Employee does hereby assign all such rights to the Company to the fullest extent allowed by law. Employee will follow all applicable policies regarding use or storage of Company Records. Employee agrees that all compilations of information purchased or acquired by the Company, or created or maintained by Employee in the course of employment, such as business-related contact lists, prospect lists, and forms shall be the property of the Company and shall be treated as Company Records irrespective of whether they qualify as Confidential Information or not. Employee acknowledges that Employee’s authorization to access Company computer systems is limited and that access or use of such systems to compete or to prepare to compete, or to otherwise intentionally harm the Company is unauthorized access and is strictly prohibited. Immediately upon the Company’s request, the termination of

Employee Initials:

Employee’s employment (without the need for a request), or after the termination of Employee’s employment (without the need for a request), Employee will preserve, not modify, not destroy, and return to the Company, all Company property such as keys, access cards, equipment, office supplies, computers, laptops, tablets, cellular telephones, peripherals, accessories, electronic storage devices (e.g. USB hard drives and flash drives), files, Company Records, and Confidential Information in any form, including those that may reside on paper or electronic form that are in the possession, custody, or control of Employee, including those that reside on any personal computers, storage places, devices, or cloud storage accounts To the extent that Employee later discovers that he/she still remains in possession, custody, or control of Company property, Company records, or Company Confidential Information, Employee will notify Company immediately and continue to preserve, not modify, and not delete any Company property, Company Records, and Confidential Information. Except as otherwise permitted under Section 16, Employee shall not retain or allow any third party to retain any copies or reproduction (electronic or otherwise) of the Confidential Information, Company Records, and other property of the Company. Immediately upon request, including upon termination or after termination of employment, Employee will cooperate in providing the Company with reasonable and lawful means to inspect and confirm that Company Records and Confidential Information have been removed, and if necessary, transferred and returned to the Company and subsequently deleted from all computers, storage places, devices or accounts in Employee’s possession, custody, or control, including any of Employee’s personal computers, storage places, devices, or cloud storage accounts. Notwithstanding the foregoing, nothing herein prohibits Employee from retaining copies of wage and benefit statements and related records and information provided to Employee regarding Employee’s compensation and benefits (including but not limited to insurance claims), information lawfully made publicly available by the Company, and documents required for Employee’s compliance with state and federal income tax and similar reporting requirements.

3. Ownership and Assignment of Company Proprietary Works

3.1. “Proprietary Works” refers to all: inventions, improvements, modifications, ideas, discoveries, business methods, manufacturing methods, patents and patent applications, and developments (whether patentable or not and whether reduced to practice or not); trademarks and trademark applications (whether registered or not) and at common law; databases; mask works; original works of authorship, and other materials for which copyright protection may be obtained, including but not limited to computer programs, artistic works such as graphs, drawings, blueprints, CAD files or images and articles (whether reduced to tangible form and subject to registration or not); trade secrets; and, any other forms of legally recognized intellectual property to which rights of private ownership or control can be held. Employee agrees that all inventions and other Proprietary Works which are conceived or made by Employee alone or with others, whether or not during usual business hours, during the period of Employee’s employment by the Company, shall belong to the Company or its designee, unless specifically disclaimed by the Company in writing provided that such are related to Employee’s work for the Company, were created or conceived with the assistance of Confidential Information or other property or resources of the Company, or are related in any manner to the Company’s Business (actually engaged in or demonstrably anticipated at the time of termination of Employee’s employment by the Company) (hereafter “Company Proprietary Works”). Employee agrees to promptly and fully disclose inventions and other Proprietary Works to the Company that are related to the Company’s Business during employment and for one year thereafter.

Employee Initials:

3.2. Employee hereby fully and finally assigns, sells, transfers and releases to the Company or its designees, successors, and assigns all of his/her entire right, title and interest in and to all Company Proprietary Works (and derivatives therein and thereto) past, present, and future, including the right to sue and recover damages for past, present, and future infringement in connection with any United States, state, foreign, or common law copyright, trademark, trade secret, and patent, including a reasonable royalty relating to provisional rights under 35 U.S.C. § 154(d), and hereby fully and finally assigns the goodwill of the Company’s Business symbolized by trademarks; provided, however, that the agreement to assign inventions provided for herein shall be construed so as to comply with any limitations on the assignment of an invention that are required by applicable law in order for the agreement to be binding on Employee and not declared void. This means that if Employee resides in California, then the invention assignment obligation of this Agreement shall be applied so as to comply with Cal. Lab. Code § 2870 which provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of concept or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer,” and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. In the event any of the following laws control, Employee is given notice that the invention assignment shall be deemed limited to the extent necessary to create a binding assignment under the applicable law: Del. Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kan. Stat. Section 44-130; Minn. Statutes, 13A, Section 181.78; N. Car. General Statutes, Art. 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code § 34-39-1 through 34-39-3; Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140.

3.3. Employee agrees that all Company Proprietary Works present and future are the sole property of the Company, and the Company is free to use them in any way, in its discretion. The rights assigned to Company under this Agreement are all legal rights of any kind or character, including (but not limited to) moral rights, mask work rights, sui generis database rights, and all other rights of ownership or control regarding the Company Proprietary Works throughout the world, present and future. The rights of the Company may be assigned, transferred, licensed, or sold, in whole or in part, subject to applicable law, without Employee’s consent, upon such terms as may be determined by the Company, including without limitation to any successor in interest to the Company, successor in interest to any of the assets or business of the Company, or any third party.

Employee Initials:

3.4. At any time the Company (or its successor in interest) requests, either during Employee’s employment or after termination thereof, and without charge, but at the Company’s (or its successor’s) expense, Employee agrees to execute, acknowledge and deliver all further papers, including applications, declarations, oaths, and assignments for patents, copyright registrations, or other statutory protections, and to perform such other lawful acts as, in the opinion of the Company, may be necessary or appropriate to obtain or maintain patents, copyright rights, registrations or statutory protections for Company Proprietary Works in any and all countries and to vest title thereto in the Company, its successors, assigns or nominees.

3.5. If despite this Agreement Employee retains ownership of any Proprietary Works that are incorporated into any product or service of the Company, Employee hereby grants Company a worldwide, irrevocable, royalty-free license to incorporate such Proprietary Works into the products and services of the Company (and its affiliates) at Company’s discretion without any attribution or fee owed to Employee. This Agreement supplements, and does not reduce or eliminate any rights Company would otherwise have in the work product of Employee under the “work for hire” doctrine, the U.S. Copyright Act, 17 U.S.C. §§ 101 - 810, or any other applicable laws.

3.6. Except for Employee’s Prior Intellectual Property identified in Appendix A to this Agreement (if any), Employee is not an owner of any right, title or interest, nor is Employee the holder of any beneficial interest in, to or under any unpatented inventions, patent applications, patents, works in which a copyright right is claimed, applications for copyright registration, copyright registrations, applications for trademark, trademark registrations, trade secrets, or any other type of intellectual property rights related to Company’s Business.

4. Restrictive Covenants. The provisions above, standing alone, are insufficient to protect the Company’s legitimate business interests since some activities would, unavoidably and by their nature, compromise Company trade secrets and Confidential Information (regardless of intent) and cause irreparable harm to the Company, its business relationships and its goodwill; accordingly, the parties have identified activities of this nature below that Employee agrees to avoid for restricted period following the end of employment.

4.1 As used in this Section, the following definitions will apply:

(a) A “Competing Business” is any person or entity that provides goods or services that compete with those provided by the division(s) or operational unit(s) of the Company’s Business that Employee provided services to or was provided access to Confidential Information about in the Look Back Period.

(b) A “Covered Customer” means a Company customer (person or entity) that Employee had business-related contact with or access to Confidential Information about in the Look Back Period. Where enforceable under applicable law, a Covered Customer shall include not only those persons or entities with whom the Company has conducted business prior to the time of Employee’s termination but also those with whom the Company has a reasonable expectation of doing business based on pending requests for proposal, open bids, or similar communications occurring prior to Employee’s termination and which were the result of Employee’s direct or indirect efforts.

Employee Initials:

(c) The “Look Back Period” refers to the last two (2) years of Employee’s employment with Company, or such lesser period as the Employee has been employed with Company if the Employee has been employed with Company for less than two years at the time of his or her termination.

(d) “Restricted Area” will depend upon Employee’s position as follows: (i) if Employee is in a position where Employee’s responsibilities are not geographically limited to an assigned location or territory (such as, by way of example but not limitation, senior management positions) or where Employee is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, management positions, marketers, and operations employees), then Restricted Area means the state and state-equivalents and county and county-equivalents within the United States where the Company has active operations at the time of Employee’s separation from the Company; (ii) if Employee is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Restricted Area shall be the specific geographic territory or territories that Employee is assigned to, given responsibility for, or has supervisory duties related to on behalf of the Company in the Look Back Period; and (iii) in the rare event that neither (i) or (ii) apply, then the Restricted Area is the county or counties that the Employee performed services in or on behalf of the Company during the Look Back Period.

(e) “Restricted Period” means a period of twelve (12) months following the end of Employee’s employment relationship with the Company, regardless of which party ends the employment relationship or why.

(f) To “solicit” means to knowingly engage in conduct (communication or action) that requests or can reasonably be expected to elicit a sought-after response from the person or entity being solicited, irrespective of which party first made contact.

4.2 Subject to any applicable state specific limitations in Section 4.3 below, Employee agrees to the following restrictions:

(a) Noncompete. For the Restricted Period, Employee will not (as an owner, employee, officer, director, partner, investor, consultant, or otherwise) compete with the Company in the Restricted Area by participating in any activities: (i) that are the same as or similar in function or purpose to the services Employee provided, managed, or supervised as an employee of the Company in the Look Back Period, or (ii) that involve the development or promotion of a product or service that competes with a Company product or service that Employee had involvement with or was provided Confidential Information about during the Look Back Period, or (iii) that include participating in business dealings with a Covered Customer on behalf of a Competing Business, or (iv) that could otherwise be reasonably expected to involve the use or disclosure of Confidential Information. If Employee is employed in a senior management position or higher, it will be presumed that Employee has been involved with or provided Confidential Information about all of the products and services of the division(s) or operational unit(s) of the Company’s Business that Employee provided services to or was provided access to Confidential Information about in the Look Back Period. As used

Employee Initials:

herein, references to Company products and services means both those in existence and those under research and development at the time Employee’s employment ends. The parties expressly stipulate that this restriction is necessary because the other restrictions provided for in this Agreement are insufficient to prevent unfair competition and protect the Company’s Confidential Information and other legitimate business interests standing alone, and because Employee is of special, unique, and extraordinary value.

(b) Customer Nonsolicit. For the Restricted Period, Employee will not, individually or through others, solicit a Covered Customer for the purpose of causing such Covered Customer (i) to cease or reduce doing business with the Company, or (ii) to do business with a Competing Business.

(c) Employee Nonsolicit. For the Restricted Period, Employee will not, individually or through others, (i) solicit any employee of the Company that Employee has knowledge of through his or employment at Company to terminate any such employee’s employment with the Company or (ii) hire or assist in hiring such an employee of the Company on behalf of a Competing Business.

(d) Restricted Area Application. The restrictions in Sections 4.2 (a) and (b) are understood to have an inherent geographic limitation by their nature based on where the parties are located, or to have a reasonable and acceptable substitute for a geographic limitation. However, if applicable law requires additional geographic limitation for one of these restrictions to be enforceable then the restriction(s) requiring this limitation shall be deemed limited to the Restricted Area.

(e) Limitations on Restrictions. This Agreement does not prohibit general advertising for employees such as “help wanted” advertisements that are not targeted at or directed to the Company’s employees as such. This Agreement is not intended to prohibit: (i) employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is not a Competing Business and truly independent; or, (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company.

(f) Tolling. If Employee violates one of the post-employment restrictions in this Agreement that contains a time limitation, the time period for the restriction at issue shall be extended by one day for each day Employee remains in violation of the restriction; provided, however, that this extension of time shall be capped so that once Employee has complied with the restriction for the originally-proscribed length of time it shall expire.

4.3. State Specific Limitations. The following state specific limitations will apply to the restrictions in Section 4:

(a) California. If Employee resides in California at the time this Agreement is executed, then for so long as Employee resides in California and if California law controls, the restriction in Section 4.2 (a) shall not apply, the restriction in Section 4.2 (b) shall only be applicable to the extent that Employee’s conduct involves use or disclosure of the Company’s trade secrets, the restriction in Part (ii) of Section 4.2 (c) shall not apply, and Section 15 shall not apply.

Employee Initials:

(b) Louisiana. If Employee resides in Louisiana at the time this Agreement is executed, then for so long as Employee resides in Louisiana and if Louisiana law controls, the definition of Restricted Area shall be deemed to include those parishes within Louisiana as reflected in Appendix B.

(c) Oklahoma. If Employee resides in Oklahoma at the time this Agreement is executed, then for so long as Employee resides in Oklahoma and if Oklahoma law controls, the restriction in Section 4.2 (a) shall not apply and the restriction in Section 4.2 (b) shall be deemed modified so that “Covered Customer” means only an established customer of the Company.

5. Employing Entity. Nothing in this Agreement shall be construed to control or modify which entity (among the Company or any affiliates) is the Employee’s legal employer for purposes of any laws or regulations governing the employment relationship.

6. Notice Regarding Prospective or Future Employers

6.1 Employee understands and agrees the Company may inform Employee’s prospective or future employers of the existence of this Agreement, along with an opinion regarding its enforceability. While Employee may reserve the right to also communicate Employee’s disagreement with such an opinion if Employee disagrees with the Company’s opinion, Employee recognizes the Company’s legitimate business interest in expressing its opinion and consents to it doing so if it believes such is necessary. Employee agrees that Employee will not assert any claim that such conduct is legally actionable interference or otherwise impermissible regardless of whether or not this Agreement is later found to be enforceable in whole or in part.

6.2 If Employee is offered a position with a Competing Business while employed with Company or within the twelve (12) month period immediately following termination of his or her employment, Employee will give Company a written notice (including adequate information about Employee’s new position with the Competing Business) to allow Company the opportunity to determine whether, in its opinion, such position would likely lead to a violation of this Agreement.

7. Use of Name or Likeness. Employee authorizes Company to use, reuse, and to reasonably grant others the right to use and reuse, without additional compensation, Employee’s name, photograph, likeness (including caricature), voice and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed, for valid business purposes of the Company, including promotional, advertising, and marketing purposes, both during and after his or her employment.

8. Survival. This Agreement will survive the expiration or termination of Employee’s employment with the Company and shall, likewise, continue to apply and be valid notwithstanding any change in Employee’s duties, responsibilities, position, or title subsequent to Employee’s execution of this Agreement. The existence of any claim or cause of action against the Company, whether predicated on this Agreement or any other reason, shall not constitute a defense to the enforcement of Employee’s covenants in this Agreement.

Employee Initials:

9. Remedies

9.1. If Employee were to breach or threaten to breach any of the provisions of this Agreement, the harm to the Company would be not only actual and compensable damage, but also irreparable harm and continuing injury to the Company, for which there would not be an adequate remedy at law. Employee therefore agrees that in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it at law, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond; provided, however, that if the posting of a bond is required by law for injunctive relief to issue then a bond of $1,000 shall be deemed a reasonable bond. The equitable relief provided in this section is not intended as an exclusive remedy, but will be in addition to, and not in limitation of, any other rights or remedies of the Company. An election to obtain such equitable relief does not preclude any other remedies available at law, in equity, or under this Agreement. Company shall be entitled to recovery its reasonable attorneys’ fees costs and expenses incurred in enforcing this Agreement in the event of a breach by Employee. The Company shall be deemed the prevailing party if relief of any kind is granted to it without regard for whether some of the relief requested by the Company was denied or modified.

9.2. In the event Company loses an employee due, in whole or in part, to conduct by Employee that violates this Agreement prior to the issuance of injunctive relief, Employee shall pay Company a sum equal to twenty-five percent (25%) of the annual wages of the person(s) who were improperly solicited and left Company, based on such person’s last rate of pay with Company. This payment shall not preclude or act as a substitute for any remedy that would otherwise be available, including but not limited to, injunctive relief to prevent further violations.

10. Reasonableness. Employee has carefully read and considered all the terms and conditions of this Agreement, that he or she agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information, including trade secrets, and other legitimate interests of Company in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by these restraints.

11. Severability. If a court determines that a restriction provided for herein cannot be enforced as written because it is overbroad in some respect (such as time, scope of activity, or geography), the parties agree that a court shall enforce the restrictions to such lesser extent as is allowed by law and/or reform the overbroad part of the restriction to make it enforceable. If, despite the foregoing, any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect.

Employee Initials:

12. Waiver or Modification. If the Company fails to take action to remedy a breach or threatened breach of a provision of this Agreement by Employee, such inaction shall not be construed as a waiver of that or any subsequent breach or a waiver of any provision of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective as to the Company unless made in writing and signed by an authorized officer of the Company.

13. Integration. The terms contained in this Agreement are the entire agreement between the parties concerning the matters covered in it and supersede any prior agreements concerning such matters. The parties are not relying upon any representations, understandings or agreements outside of this Agreement in making the decision to enter into it. Notwithstanding the foregoing, this Agreement supplements and does not replace, modify or eliminate the Company’s written offer of employment to Employee.

14. Company Affiliates, Beneficiaries, Successors, and Assigns. As used in this Agreement, the term “affiliate(s)” means any entity that is under common ownership or control with the Company. This Agreement shall automatically inure to the benefit of Employee’s heirs, administrators, and successors, and the Company’s successor(s) and assigns, without the need for any further action by either party. Employee expressly agrees to the assignment of this Agreement and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by the Company or relating to all or part of its assets. Employee agrees that Employee’s obligations under this Agreement are personal in nature and cannot be assigned, transferred or modified by Employee without the written consent of the Company.

15. Choice of Venue and Law. The parties agree that all actions or proceedings that arise out of, are associated with, require the interpretation of, and/or that are in any way directly or indirectly related to the subject matter covered in this Agreement or to any matter related to Employee’s employment with the Company, shall be tried and litigated exclusively in the state and/or federal courts of Harris County, Texas and shall apply the laws of the State of Texas, without reference to the principles of conflict of laws. This choice of venue and law is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between Employee and the Company with respect to matters described above in any jurisdiction and application of laws other than that specified in this section. The parties hereby waive any right to assert the doctrine of forum non convenes or similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance with this section. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT THE STATE AND/OR FEDERAL COURTS OF HARRIS COUNTY, TEXAS, HAVE PERSONAL JURISDICTION OVER EMPLOYEE AND THE COMPANY AND THAT THE LAWS OF THE STATE OF TEXAS APPLY WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAWS FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING WITH RESPECT TO THE MATTERS DESCRIBED ABOVE.

16. Agreement Limitations. Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. Employee is hereby provided notice that under the

Employee Initials:

2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

17. All Duties Preserved. Nothing in this Agreement shall be construed to limit or reduce any common law or statutory duty Employee would otherwise owe to the Company absent this Agreement, nor shall this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. Nothing in this Agreement shall be construed to create a promise of employment for a fixed or definite period of time, or to otherwise limit the freedom of either party to terminate the employment relationship at will.

[SIGNATURE PAGE FOLLOWS]

Employee Initials:

This Agreement shall be considered made on the date indicated below and signed by Employee, which shall be the effective date of this Agreement, unless Employee is entering into this Agreement as part of Employee’s original hiring, transfer or promotion into a new position, in which case the terms of this Agreement are understood to be made and effective as of the first day of employment in such new position (whether reduced to writing on that specific date or not).

EMPLOYEE

	Date:	12/22/2019
John Gibson

Home Address:

Personal Email:

FLOTEK INDUSTRIES, INC.

Print Name

Title

Signature

Employee Initials:

APPENDIX A

Statement Regarding Prior Intellectual Property

Employee seeks to exclude his or her Prior Intellectual Property identified below, relating to the Company’s Business (described in Section 3.6), from the assignment to the Company as set forth in Section 3.2 of the Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement. If there are none, write “none” below.

NONE

Employee agrees not to disclose any confidential information or trade secret information of any third party, including former employers, in describing the Prior Intellectual Property. If additional pages are attached to provide a description, this fact and the number of pages attached are described above.

EMPLOYEE

	Date:	12/22/2019

John Gibson

Employee Initials:

APPENDIX B

Acadia Parish	Nathitoches Parish
Allen Parish	Ouachita Parish
Ascension Parish	Plaquemines Parish
Assumption Parish	Pointe Coupee Parish
Avoyelles Parish	Rapides Parish
Beauregard Parish	Red River Parish
Bienville Parish	Richland Parish
Bossier Parish	Sabine Parish
Caddo Parish	St. Bernard Parish
Calcasieu Parish	St. Charles Parish
Claiborne Parish	St. Helena Parish
Concordia Parish	St. James Parish
DeSoto Parish	St. John the Baptist Parish
East Baton Rouge Parish	St. Landry Parish
East Feliciana Parish	St. Martin Parish
Evangeline Parish	St. Mary Parish
Grant Parish	Tangipahoa Parish
Iberia Parish	Tensas Parish
Iberville Parish	Terrebonne Parish
Jackson Parish	Union Parish
Jefferson Parish	Vermillion Parish
Jefferson Davis Parish	Vernon Parish
Lafayette Parish	Webster Parish
Lafourche Parish	West Baton Rouge Parish
LaSalle Parish	West Feliciana Parish
Lincoln Parish	Winn Parish
Livingston Parish
Madison Parish
Morehouse Parish

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